Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES NOVEMBER CASH DISTRIBUTION

DALLAS, Texas, November 17, 2014 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.045837 per unit, payable on December 12, 2014, to unit holders of record on November 28, 2014.

This month’s distribution decreased from the previous month due to increased capital expenditures relating to the drilling in August of five vertical wells and two recompletions of the 2014 program for the Waddell Ranch. The price of both oil and gas declined for the month.

Production for the Trust’s allocated portion of the Waddell Ranch was a negative (8,242) barrels of oil and a negative (50,540) Mcf of gas. These allocated volumes were significantly impacted by the substantial increase in the capital expenditures and the reduced pricing of both oil and gas. The average price for oil was $83.42 per bbl and for gas was $5.69 per Mcf. For the Trust’s Texas Royalty Properties allocation, oil production was 25,155 barrels of oil and gas production was 34,443 Mcf. The average price for oil was $84.23 per bbl and for gas was $8.49 per Mcf.

This would primarily reflect production for the month of September for oil and the month of August for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil(bbls)	Gas(Mcf)	Oil(bbls)		Gas(Mcf)		Oil(per bbl)	Gas(perMcf)
Current Month
Waddell Ranch	67,525	369,019	(8,242	)*	(50,540	)*	$83.42	$5.69	**
Texas Royalty Prop	26,479	36,256	25,155	*	34,443	*	$84.23	$8.42	**
Prior Month
Waddell Ranch	68,907	313,514	(5,400	)*	(29,528	)*	$85.07	$5.99	**
Texas Royalty Prop	30,559	44,859	29,031	*	15,331	*	$89.50	$8.72	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

During September 2014, two of the 2014 workover wells were completed and producing. There were five new wells of the 2014 program completed in the month of September with two more being drilled. Capital expenditures were approximately $4,290,308. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are adjusted in order to pay these expenditures.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. These adjustments will continue to be reviewed for accuracy and validity through the 2014 audit period.

The 2014 tax information packets are expected to begin mailing directly to unitholders in early March 2015. A copy of Permian’s 2014 tax information booklet will be posted on Permian’s website by March 1, 2015. In addition to the tax booklet the Permian website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are currently expected to be updated with the 2014 tax information by February 15, 2015.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper

Senior Vice President

Southwest Bank, Trustee

Toll Free – 1.855.588.7839